EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS THIRD QUARTER EARNINGS OF $9.4 MILLION
15% INCREASE OVER PRIOR QUARTER

NOVATO, CA, October 21, 2019 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $9.4 million in the third quarter of 2019, compared to $8.2 million in the second quarter of 2019 and $8.7 million in the third quarter of 2018. Diluted earnings per share were $0.69 in the third quarter of 2019 compared to $0.60 in the prior quarter and $0.62 in the same quarter last year (adjusted for stock-split). Earnings for the first nine months of 2019 totaled $25.2 million compared to $23.0 million in the same period last year. Diluted earnings per share were $1.82 and $1.64 (adjusted for stock-split) in the first nine months of 2019 and 2018, respectively.

“Our third quarter performance was once again very good, with strong deposit and loan growth while maintaining excellent credit quality, ” said Russell A. Colombo, President and Chief Executive Officer. “We are seeing positive results from our investment in organic growth, specifically the consistent loan volume coming from a number of our offices.”

Bancorp also provided the following highlights from the third quarter of 2019:

•
Loans totaled $1,798.7 million at September 30, 2019, compared to $1,764.9 million at June 30, 2019, an increase of $33.8 million. New loan originations of $77.3 million in the third quarter were mainly distributed across Commercial Banking and Consumer Banking. Payoffs of $38.5 million in the third quarter consisted largely of loans for which the underlying assets were sold and the successful completion of construction projects.

•
Total deposits increased $122.5 million in the third quarter to $2,224.5 million. Non-interest bearing deposits represented 50% of total deposits in the third quarter and have been at or near this level since the beginning of last year. The cost of average deposits increased to 0.21% in the third quarter, compared to 0.20% in the second quarter of 2019.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans represented only 0.02% of the Bank's loan portfolio at September 30, 2019, compared to 0.03% at June 30, 2019. A $400 thousand provision for loan losses was recorded in the third quarter of 2019 to account for the loan growth, and there was no provision for losses on off-balance sheet commitments.

•
Earnings were positively impacted by a benefit collected on bank-owned-life insurance ("BOLI") policies and a $327 thousand adjustment to the income tax provision related to a deferred tax liability true-up. These items positively impacted diluted earnings per share by approximately $0.06 for the quarter and first nine months of 2019. Without these two positive impacts, return on assets and return on equity for the third quarter would have been 1.35% and 10.28%, respectively.

•
All capital ratios were above regulatory requirements. The total risk-based capital ratio for Bancorp was 15.3% at September 30, 2019, compared to 15.2% at June 30, 2019. Tangible common equity to tangible assets was 11.7% at September 30, 2019, compared to 12.0% at June 30, 2019 (refer to footnote 3 on page 5 for a definition of this non-GAAP financial measure).

•
The Board of Directors declared a cash dividend of $0.21 per share on October 18, 2019. This represents the 58th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on November 8, 2019, to shareholders of record at the close of business on November 1, 2019.

Loans and Credit Quality

Loans increased by $33.8 million in the third quarter and totaled $1,798.7 million at September 30, 2019. For the third quarter and first nine months of 2019, new loan originations of $77.3 million and $156.1 million, respectively, compared with 2018 loan originations of $52.6 million and $165.8 million for the same periods. Loan payoffs of $38.5 million in the third quarter and $107.8 million in the first nine months of 2019, were lower than $52.0 million and $120.8 million in the respective 2018 periods.

Non-accrual loans totaled $422 thousand, or 0.02% of the loan portfolio at September 30, 2019, compared to $574 thousand, or 0.03% at June 30, 2019, and $386 thousand, or 0.02% a year ago. Classified loans totaled $9.9 million at September 30, 2019, compared to $10.3 million at June 30, 2019 and $12.4 million at September 30, 2018. There were no loans classified doubtful at September 30, 2019, June 30, 2019, or September 30, 2018. Accruing loans past due 30 to 89 days totaled $574 thousand at September 30, 2019, compared to $343 thousand at June 30, 2019 and $301 thousand a year ago.

There was a $400 thousand provision for loan losses recorded in the third quarter of 2019, which was consistent with loan growth. There was no provision for loan losses recorded in the second quarter or in the comparable period last year. Net recoveries were $6 thousand in the third quarter of 2019, compared to $18 thousand for the prior quarter and $4 thousand in the third quarter a year ago. The ratio of loan loss reserves to loans, including acquired loans, was 0.90% at both September 30, 2019 and June 30, 2019, and 0.91% at September 30, 2018.

Investments

The investment securities portfolio totaled $500.9 million at September 30, 2019, compared to $527.0 million at June 30, 2019. The decrease from the prior quarter was primarily attributed to calls, paydowns, and maturities of $34.4 million, partially offset by purchases of $7.6 million.

Deposits

Total deposits were $2,224.5 million at September 30, 2019, compared to $2,102.0 million at June 30, 2019. The $122.5 million increase during the third quarter primarily resulted from normal cash fluctuations in some of our large business accounts. The average cost of deposits in the third quarter of 2019 was 0.21%, an increase of 1 basis point from the prior quarter.

Earnings

“Bank of Marin’s third quarter results reflect the success of our commitment to consistent, disciplined relationship banking,” said Tani Girton, EVP and Chief Financial Officer. “With a return on assets of 1.33% and efficiency ratio of 56.83% year-to-date, and an increase in tax-equivalent net interest margin of 12 basis points year-over-year, we are well-positioned to finish the year strong.”

Net interest income totaled $24.2 million in the third quarter of 2019, compared to $23.8 million in the prior quarter and $23.5 million a year ago. The $362 thousand increase from the prior quarter was primarily related to a $388 thousand interest recovery on a land development loan. The $612 thousand increase from the comparative quarter a year ago was reflective of higher average loan balances, higher yields across earning asset categories, and the land development loan interest recovery, partially offset by higher rates on deposits.

Net interest income totaled $71.8 million in the first nine months of 2019, compared to $68.3 million for the same period in 2018. The $3.5 million increase primarily relates to higher average loan balances and higher yields across earning asset categories, partially offset by higher rates on deposits.

The tax-equivalent net interest margin was 4.04% in the third quarter and second quarter of 2019, and 3.97% in the third quarter of 2018. The 7 basis point margin expansion over the same quarter a year ago was primarily due to higher interest rates and loan growth.

The tax-equivalent net interest margin was 4.03% in the first nine months of 2019, compared to 3.91% for the same period in 2018. The 12 basis point increase from the same period a year ago was mostly attributed to higher interest rates and higher loan balances.

Non-interest income totaled $2.7 million in the third quarter of 2019, $2.3 million in the prior quarter, and $2.2 million in the same quarter a year ago. The increase of $447 thousand from the prior quarter was primarily due to a $562 thousand benefit collected on BOLI policies, partially offset by the absence of gains on sales of investment securities. The $485 thousand increase from the same quarter a year ago was attributed to the BOLI benefit, partially offset by lower fee income from one-way deposit sales to third-party deposit networks.

Non-interest income increased $50 thousand to $6.8 million in the first nine months of 2019, compared to $6.7 million in 2018, primarily due to the same fluctuations mentioned above.

Non-interest expense decreased $716 thousand to $14.2 million in the third quarter of 2019, from $14.9 million in the prior quarter. The decrease in the third quarter was primarily due to reduced salaries expense (primarily related to personnel severance in the second quarter) and fewer digital banking fees due to the conversion to a new platform. In the third quarter of 2019, we reversed second quarter Federal Deposit Insurance Corporation ("FDIC") deposit insurance expense when notified that the FDIC Deposit Insurance Fund reserve exceeded its billing threshold. Additionally, deferred loan origination costs increased due to a higher volume of loan originations in the third quarter of 2019.

Non-interest expense increased $229 thousand from $14.0 million in the third quarter of 2018. The increase was primarily related to $416 thousand more in salaries due to six additional full-time equivalent staff and annual merit increases, partially offset by relief on the FDIC assessment mentioned above.

Non-interest expense increased $83 thousand to $44.6 million in the first nine months of 2019, compared to the first nine months of 2018. The increase was primarily attributable to higher salaries as mentioned above, partially offset by the absence of core processing contract negotiation costs and Bank of Napa acquisition expenses in 2018.

Share Repurchase Program

Bancorp's $25.0 million Stock Repurchase Program expires February 28, 2020. Bancorp repurchased 65,127 shares totaling $2.7 million in the third quarter of 2019 for a cumulative total of 484,868 shares and $20.2 million as of September 30, 2019.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its third quarter earnings call via webcast on Monday, October 21, 2019 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.6 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across the North Bay, San Francisco and East Bay regions. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index.  For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), natural disasters (such as wildfires and earthquakes), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
September 30, 2019
(dollars in thousands, except per share data; unaudited)	September 30, 2019	June 30, 2019	September 30, 2018
Quarter-to-Date
Net income	$9,448	$8,235	$8,680
Diluted earnings per common share [4]	$0.69	$0.60	$0.62
Return on average assets	1.49%	1.32%	1.38%
Return on average equity	11.34%	10.26%	11.20%
Efficiency ratio	52.84%	57.23%	54.20%
Tax-equivalent net interest margin [1]	4.04%	4.04%	3.97%
Cost of deposits	0.21%	0.20%	0.10%
Net (recoveries) charge-offs	$(6)	$(18)	$(4)
Net (recoveries) charge-offs to average loans	—%	—%	—%
Year-to-Date
Net income	$25,162		$22,960
Diluted earnings per common share [4]	$1.82		$1.64
Return on average assets	1.33%		1.24%
Return on average equity	10.40%		10.17%
Efficiency ratio	56.83%		59.42%
Tax-equivalent net interest margin [1]	4.03%		3.91%
Cost of deposits	0.20%		0.09%
Net (recoveries) charge-offs	$(19)		$(50)
Net (recoveries) charge-offs to average loans	—%		—%
At Period End
Total assets	$2,592,071	$2,463,987	$2,545,715
Loans:
Commercial and industrial	$260,828	$234,832	$238,771
Real estate:
Commercial owner-occupied	310,486	306,327	316,467
Commercial investor-owned	896,066	878,969	841,493
Construction	50,254	63,563	68,739
Home equity	121,814	125,968	121,243
Other residential	130,781	124,120	113,383
Installment and other consumer loans	28,461	31,100	28,775
Total loans	$1,798,690	$1,764,879	$1,728,871
Non-performing loans: [2]
Commercial and industrial	$195	$354	$—
Home equity	167	157	318
Installment and other consumer loans	60	63	68
Total non-accrual loans	$422	$574	$386
Classified loans (graded substandard and doubtful)	$9,935	$10,251	$12,401
Total accruing loans 30-89 days past due	$574	$343	$301
Allowance for loan losses to total loans	0.90%	0.90%	0.91%
Allowance for loan losses to non-performing loans	38.45x	27.59x	41.00x
Non-accrual loans to total loans	0.02%	0.03%	0.02%
Total deposits	$2,224,524	$2,102,040	$2,212,846
Loan-to-deposit ratio	80.9%	84.0%	78.1%
Stockholders' equity	$333,065	$327,667	$308,603
Book value per share [4]	$24.47	$23.99	$22.10
Tangible common equity to tangible assets [3]	11.7%	12.0%	10.9%
Total risk-based capital ratio - Bank	14.6%	14.6%	13.7%
Total risk-based capital ratio - Bancorp	15.3%	15.2%	15.3%
Full-time equivalent employees	291	293	287
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $11.9 million, $11.7 million and $15.1 million at September 30, 2019, June 30, 2019 and September 30, 2018, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million that were accreting interest at September 30, 2019, June 30, 2019, and September 30, 2018. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $35.0 million, $35.3 million and $35.9 million at September 30, 2019, June 30, 2019, and September 30, 2018, respectively. Tangible assets exclude goodwill and intangible assets.

[4] Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At September 30, 2019, June 30, 2019 and September 30, 2018

(in thousands, except share data; unaudited)	September 30, 2019	June 30, 2019	September 30, 2018
Assets
Cash, cash equivalents and restricted cash	$182,486	$58,757	$142,718
Investment securities
Held-to-maturity, at amortized cost	142,213	148,879	164,222
Available-for-sale (at fair value; amortized cost $348,369, $368,712 and $416,732 at September 30, 2019, June 30, 2019 and September 30, 2018 respectively)	358,724	378,131	405,571
Total investment securities	500,937	527,010	569,793
Loans, net of allowance for loan losses of $16,240, $15,835 and $15,817 at September 30, 2019, June 30, 2019 and September 30, 2018, respectively	1,782,450	1,749,044	1,713,054
Bank premises and equipment, net	6,474	6,872	7,602
Goodwill	30,140	30,140	30,140
Core deposit intangible	4,906	5,128	5,802
Operating lease right-of-use assets	11,934	12,515	—
Interest receivable and other assets	72,744	74,521	76,606
Total assets	$2,592,071	$2,463,987	$2,545,715

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,101,288	$1,056,655	$1,109,909
Interest bearing
Transaction accounts	162,015	121,232	138,838
Savings accounts	170,007	172,255	178,171
Money market accounts	693,137	647,592	659,788
Time accounts	98,077	104,306	126,140
Total deposits	2,224,524	2,102,040	2,212,846
Borrowings and other obligations	255	297	—
Subordinated debentures	2,691	2,674	5,831
Operating lease liabilities	13,665	14,332	—
Interest payable and other liabilities	17,871	16,977	18,435
Total liabilities	2,259,006	2,136,320	2,237,112

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,608,525, 13,659,143 and 13,964,358 at September 30, 2019, June 30, 2019 and September 30, 2018, respectively	130,220	132,151	145,498
Retained earnings	196,999	190,416	172,723
Accumulated other comprehensive income (loss), net of taxes	5,846	5,100	(9,618)
Total stockholders' equity	333,065	327,667	308,603
Total liabilities and stockholders' equity	$2,592,071	$2,463,987	$2,545,715

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Nine months ended
(in thousands, except per share amounts; unaudited)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income
Interest and fees on loans	$21,525	$20,988	$20,284	$63,208	$58,795
Interest on investment securities	3,382	3,763	3,524	11,242	10,180
Interest on federal funds sold and due from banks	425	190	400	754	1,088
Total interest income	25,332	24,941	24,208	75,204	70,063
Interest expense
Interest on interest-bearing transaction accounts	101	91	58	269	158
Interest on savings accounts	17	17	18	52	54
Interest on money market accounts	855	787	337	2,406	789
Interest on time accounts	147	175	130	441	426
Interest on borrowings and other obligations	4	24	1	75	2
Interest on subordinated debentures	57	58	125	175	362
Total interest expense	1,181	1,152	669	3,418	1,791
Net interest income	24,151	23,789	23,539	71,786	68,272
Provision for loan losses	400	—	—	400	—
Net interest income after provision for loan losses	23,751	23,789	23,539	71,386	68,272
Non-interest income
Service charges on deposit accounts	439	485	475	1,403	1,407
Wealth Management and Trust Services	495	473	490	1,406	1,493
Debit card interchange fees, net	406	414	402	1,200	1,158
Merchant interchange fees, net	79	87	99	253	297
Earnings on bank-owned life insurance, net	795	235	227	970	685
Dividends on FHLB stock	202	193	194	591	582
Gains (losses) on investment securities, net	—	61	(90)	55	(79)
Other income	305	326	439	888	1,173
Total non-interest income	2,721	2,274	2,236	6,766	6,716
Non-interest expense
Salaries and related benefits	8,412	8,868	8,069	26,426	25,402
Occupancy and equipment	1,507	1,578	1,444	4,616	4,462
Depreciation and amortization	573	572	532	1,701	1,625
Federal Deposit Insurance Corporation insurance	1	174	186	354	568
Data processing	923	1,004	950	2,942	3,354
Professional services	580	535	727	1,701	2,836
Directors' expense	189	187	173	555	530
Information technology	279	284	262	822	795
Amortization of core deposit intangible	222	221	230	665	691
Provision for losses on off-balance sheet commitments	—	—	—	129	—
Other expense	1,514	1,493	1,398	4,733	4,298
Total non-interest expense	14,200	14,916	13,971	44,644	44,561
Income before provision for income taxes	12,272	11,147	11,804	33,508	30,427
Provision for income taxes	2,824	2,912	3,124	8,346	7,467
Net income	$9,448	$8,235	$8,680	$25,162	$22,960
Net income per common share:[1]
Basic	$0.70	$0.60	$0.63	$1.84	$1.66
Diluted	$0.69	$0.60	$0.62	$1.82	$1.64
Weighted average shares:[1]
Basic	13,571	13,655	13,900	13,654	13,872
Diluted	13,735	13,818	14,110	13,825	14,062
Comprehensive income:
Net income	$9,448	$8,235	$8,680	$25,162	$22,960
Other comprehensive income (loss)
Change in net unrealized gains or losses on available-for-sale securities	936	8,982	(2,120)	13,857	(9,421)
Reclassification adjustment for (gains) losses on available-for-sale securities in net income	—	(61)	90	(55)	79
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—	—	(278)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	123	104	128	328	396
Subtotal	1,059	9,025	(1,902)	14,130	(9,224)
Deferred tax expense (benefit)	313	2,671	(562)	4,182	(2,730)
Other comprehensive income (loss), net of tax	746	6,354	(1,340)	9,948	(6,494)
Comprehensive income	$10,194	$14,589	$7,340	$35,110	$16,466
1 Share and per share data have been adjusted to reflect the two-for-one stock split effective November 27, 2018.

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	September 30, 2019			June 30, 2019			September 30, 2018
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$77,467	$425	2.15%	$30,928	$190	2.43%	$79,674	$400	1.96%
Investment securities [2,3]	506,023	3,443	2.72%	567,813	3,844	2.71%	558,741	3,624	2.59%
Loans [1,3,4]	1,780,325	21,719	4.77%	1,758,874	21,180	4.76%	1,715,295	20,504	4.68%
Total interest-earning assets [1]	2,363,815	25,587	4.24%	2,357,615	25,214	4.23%	2,353,710	24,528	4.08%
Cash and non-interest-bearing due from banks	38,434			34,437			41,316
Bank premises and equipment, net	6,713			7,108			7,866
Interest receivable and other assets, net	114,537			107,089			86,039
Total assets	$2,523,499			$2,506,249			$2,488,931
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$137,861	$101	0.29%	$124,620	$91	0.29%	$134,293	$58	0.17%
Savings accounts	170,166	17	0.04%	174,102	17	0.04%	179,429	18	0.04%
Money market accounts	661,131	855	0.51%	661,363	787	0.48%	609,821	337	0.22%
Time accounts including CDARS	101,404	147	0.57%	115,272	175	0.61%	132,588	130	0.39%
Borrowings and other obligations [1]	599	4	2.69%	3,608	24	2.59%	112	1	2.06%
Subordinated debentures [1]	2,682	57	8.27%	2,664	58	8.69%	5,815	125	8.43%
Total interest-bearing liabilities	1,073,843	1,181	0.44%	1,081,629	1,152	0.43%	1,062,058	669	0.25%
Demand accounts	1,088,903			1,073,909			1,101,288
Interest payable and other liabilities	30,268			28,621			18,022
Stockholders' equity	330,485			322,090			307,563
Total liabilities & stockholders' equity	$2,523,499			$2,506,249			$2,488,931
Tax-equivalent net interest income/margin [1]		$24,406	4.04%		$24,062	4.04%		$23,859	3.97%
Reported net interest income/margin [1]		$24,151	4.00%		$23,789	3.99%		$23,539	3.91%
Tax-equivalent net interest rate spread			3.80%			3.80%			3.83%

				Nine months ended			Nine months ended
				September 30, 2019			September 30, 2018
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]				$43,896	$754	2.27%	82,304	1,088	1.74%
Investment securities [2,3]				564,050	11,477	2.71%	555,414	10,512	2.52%
Loans [1,3,4]				1,765,260	63,786	4.76%	1,697,093	59,475	4.62%
Total interest-earning assets [1]				2,373,206	76,017	4.22%	2,334,811	71,075	4.01%
Cash and non-interest-bearing due from banks				34,634			42,488
Bank premises and equipment, net				7,108			8,188
Interest receivable and other assets, net				108,806			87,403
Total assets				$2,523,754			$2,472,890
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$130,109	$269	0.28%	148,141	158	0.14%
Savings accounts				174,837	52	0.04%	179,543	54	0.04%
Money market accounts				665,167	2,406	0.48%	601,896	789	0.18%
Time accounts including CDARS				109,978	441	0.54%	142,563	426	0.40%
Borrowings and other obligations [1]				3,848	75	2.57%	115	2	1.92%
Subordinated debentures [1]				2,664	175	8.66%	5,785	362	8.25%
Total interest-bearing liabilities				1,086,603	3,418	0.42%	1,078,043	1,791	0.22%
Demand accounts				1,083,260			1,074,778
Interest payable and other liabilities				30,344			18,127
Stockholders' equity				323,547			301,942
Total liabilities & stockholders' equity				$2,523,754			$2,472,890
Tax-equivalent net interest income/margin [1]					$72,599	4.03%		69,284	3.91%
Reported net interest income/margin [1]					$71,786	3.99%		68,272	3.86%
Tax-equivalent net interest rate spread						3.80%			3.79%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2019 and 2018.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.